Exhibit 99.1

GENERAL MOTORS | THIRD-QUARTER 2016 EARNINGS

Record Q3 Net Income, Up 104% to $2.8 Billion

- Record net revenue
- Q3 records for EPS diluted and EPS diluted-adjusted
- Q3 records for EBIT-adjusted and EBIT-adjusted margin
- Q3 record for North America EBIT-adjusted; 11.2 percent margin

Q3 2016 RESULTS OVERVIEW

	Net Revenue	Net Income	Operating Income	Auto Operating Cash Flow	EPS Diluted
GAAP	$42.8B	$2.8B	$3.0B	$5.8B	$1.76
Vs. Q3 15	+10.3%	+104%	+203%	+$3.2B	+110%

	EBIT Adj.	EBIT Adj. Margin	% ROIC Adj.	Auto FCF Adj.	EPS Diluted Adj.
Non-GAAP	$3.5B	8.3%	30.6	$3.5B	$1.72
Vs. Q3 15	+14.4%	+0.3 pts	+4.6 pts	+$2.7B	+14.7%

"Our record third quarter, led by strong performance in the U.S. and China, reflects our determination to deliver on our commitments. We will continue executing our plan to deliver earnings that enhance shareholder returns."

- Mary Barra, Chairman & CEO

Q3 KEY HIGHLIGHTS



In Q3, GM grew U.S. retail market share faster than any other OEM, up 0.4 of a percentage point vs. last year, with an ATP of $35,700 – almost $5,000 higher than the industry average.

CHEVROLET

Chevrolet Bolt EV – Announced pricing of $37,495 (under $30,000 for customers who receive tax credits) on industry's first all-electric 238 mile-per-full charge vehicle.

MAVEN

Maven City, Maven Residential and Express Drive services are now available in 10 U.S. markets and have helped customers travel nearly 15 million miles.



Announced by 2050, GM will generate or source its electricity with 100 percent renewables like solar, wind and land fill gas.

GLOBAL VEHICLE SALES

In Q3, GM sold 2.4 million vehicles globally, up 3.8 percent compared to Q3 2015. YTD, GM sold 7.2 million vehicles around the world, up 0.4 percent. For more details on GM's global sales, click here.

YTD through September 30: GM sold 2.2 million vehicles in the U.S. and increased retail share 0.5 points – more than any full-line OEM. In China, deliveries increased 9 percent to a record 2.7 million vehicles. In Europe, Opel/Vauxhall posted a 5.1-percent sales increase.

SEGMENT RESULTS (EBIT ADJUSTED - $B)

	North America		Europe		International Ops		South America		GM Financial (EBT)	
	Q3 16	Q3 15	Q3 16	Q3 15	Q3 16	Q3 15	Q3 16	Q3 15	Q3 16	Q3 15
	3.5	3.3	**(0.1)**	(0.2)	**0.3**	0.3	**(0.1)**	(0.2)	**0.2**	0.2

North America: Q3 EBIT-adj. record and EBIT-adj. margin of 11.2%. This is the fifth out of the last six quarters with a 10%+ EBIT-adj. margin.

Europe: Through Q3, delivered breakeven results as EBIT-adj. improved $0.5 billion, despite the impact of Brexit.

International Ops: Q3 results include strong China equity income of $0.5 billion.

South America: Cost actions and improved volumes in Brazil and Argentina contributed to $0.1 billion improvement in the quarter. YTD, EBIT-adj. improved $0.3 billion.

GM Financial (EBT): In Q3, posted record revenues of $2.5 billion. YTD, growth of earning assets to $74 billion supports expected future earnings growth.

CASH FLOW AND LIQUIDITY HIGHLIGHTS ($B)

Cash Flow	Q3 16	Q3 15
Automotive Operating Cash Flow	**5.8**	2.6
Adjusted Auto Free Cash Flow	**3.5**	0.8

Auto Liquidity	Q3 16	Q3 15
Cash and Current Marketable Securities	**21.5**	21.8
Total Auto Liquidity	**35.5**	34.0

> **"Strong bottom line performance this year puts us solidly on track to deliver on our annual earnings outlook, and our cash generation has allowed us to complete our initial share buyback ahead of schedule."**
>
> *- Chuck Stevens, Executive Vice President and CFO*

OUTLOOK

Based on its anticipated strong business results for the second half of the year, GM expects full-year earnings per diluted adjusted share at the high end of its previously-stated range of $5.50 - $6.00.

CAPITAL RETURN

YTD through September 30, 2016, GM paid $1.8 billion in common stock dividends and $1.5 billion to repurchase shares. GM completed its initial $5 billion common share buyback program one quarter earlier than planned.

PRODUCT HIGHLIGHTS



YTD through September, Chevrolet U.S. retail sales were up 2 percent vs. a year ago and retail share climbed 0.4 point.



Cadillac increased sales in China by 79 percent in the third quarter compared to last year, led by growth of the all-new XT5.



YTD through September, Opel/Vauxhall increased sales 5.1 percent, led by the Opel Astra, which was up 22 percent.



Chevrolet Malibu had its best Q3 in the U.S. since 1981, selling 42,441 retail units, up 16 percent compared to last year.

Forward-Looking Statements In this press release and related comments by management, and in reports we subsequently file and have previously filed with the SEC on Forms 10-K and 10-Q and file or furnish on Form 8-K, and in related comments by our management, we use words like “antici- pate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “will,” “should,” “target,” “when,” “would,” or the negative of any of those words or similar expressions to identify forward looking statements that represent our current judgment about possible future events. In making these statements, we rely on assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ material- ly due to a variety of important factors, both positive and negative. These factors, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K, include, among others: (1) our ability to maintain profitability over the long-term, including our ability to fund and introduce new and improved vehicle models that are able to attract a sufficient number of consumers; (2) the success of our full-size pickup trucks and SUVs; (3) global automobile market sales volume, which can be volatile; (4) the results of our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (5) our ability to realize production efficiencies and to achieve reductions in costs as we implement operating effectiveness initiatives throughout our automotive operations; (6) our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation and products; (7) our ability to maintain adequate liquidity and financing sources including as required to fund our new technology; (8) our ability to realize successful vehicle applications of new technology and our ability to deliver new products, services and customer experiences in response to new participants in the automotive industry; (9) volatility in the price of oil; (10) the ability of our suppliers to deliver parts, systems and components without disruption and at such times to allow us to meet production schedules; (11) risks associated with our manufacturing facilities around the world; (12) our ability to manage the distribution channels for our products; (13) our ability to successfully restructure our operations in various countries; (14) the continued availability of wholesale and retail financing in markets in which we operate to support the sale of our vehicles, which is dependent on those entities’ ability to obtain funding and their continued willingness to provide financing; (15) changes in economic conditions, commodity prices, housing prices, foreign currency exchange rates or political stability in the markets in which we operate; (16) significant changes in the competitive environment, including the effect of com- petition and excess manufacturing capacity in our markets, on our pricing policies or use of incentives and the introduction of new and improved vehicle models by our competitors; (17) significant changes in economic, political, regulatory and market conditions in the countries in which we operate, particularly China, with the effect of competition from new market entrants and in the United Kingdom with passage of a referendum to discontinue membership in the European Union; (18) changes in existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations, particularly laws, regulations and policies relating to vehicle safety including recalls, and includ- ing such actions that may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; (19) stricter or novel interpretations and consequent enforcement of existing laws, regulations and policies; (20) costs and risks associated with litigation and government investigations including the potential imposition of damages, substantial fines, civil lawsuits and criminal penalties, interruptions of business, modification of business practices, equitable remedies and other sanctions against us in connection with various legal proceedings and investigations relating to our various recalls; (21) our ability to comply with the terms of the DPA; (22) our ability to manage risks related to security breaches and other disruptions to our vehicles, information technology networks and systems; (23) significant increases in our pension expense or projected pension contributions resulting from changes in the value of plan assets, the discount rate applied to value the pension liabilities or mortality or other assumption changes; (24) our continued ability to develop captive financing capability through GM Financial; and (25) changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings. We caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law. General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world’s largest and fastest growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at gm.com. CONTACTS Tom Henderson GM Finance Communications 313-410-2704 tom.e.henderson@gm.com Randy Arickx GM Investor Relations 313-268-7070 randy.c.arickx@gm.com Media Investors